UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2013

Medical Action Industries Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13251	11-2421849
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Expressway Drive South
Brentwood, New York	11717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(631) 231-4600

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2013, Mr. John Sheffield entered into a separation agreement (the “Separation Agreement”) with Medical Action Industries Inc. (the “Company”).  Mr. Sheffield had recently resigned as Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company, as reported in the Company’s Current Report on Form 8-K dated June 28, 2013 (the “Resignation Date”).

The Separation Agreement provides that Mr. Sheffield will be reasonably available to the Company to respond to questions relative to matters he was working on at the Company, at no additional expense to the Company, from the Resignation Date until December 27, 2013 (such period, the “Severance Period”), except for necessary out-of-pocket expenses actually incurred with the Company’s prior approval.  Pursuant to the Separation Agreement, Mr. Sheffield returned to the Company, on or before July 12, 2013, all Company files, manuals, reports and other documents and property of the Company in Mr. Sheffield’s possession and provided the chief executive officer of the Company with a document describing all outstanding business issues Mr. Sheffield worked on as of the Resignation Date.  Mr. Sheffield also agreed to waive any actions of any kind against the Company and to keep confidential and not disclose to any third party (including any competitor) any confidential information about the Company’s business.

For a period of six months following the Resignation Date, Mr. Sheffield will not:

•	Accept employment with, provide advice, consulting services, or in any other capacity work for or provide services to companies that directly compete with the Company; nor
•
Solicit or service orders for the purchase of products similar to those manufactured/sold by the Company to any person, firm, or entity which was a customer or prospective customer of the Company or to whom Mr. Sheffield solicited or serviced orders on behalf of the Company during one year preceding the Resignation Date.

For twelve months following the Resignation Date, Mr. Sheffield will not directly or indirectly, hire, solicit or attempt to hire any employee of the Company to leave the Company’s employ or to cause any new employee of the Company to become employed in any business which is competitive with the Company.

In consideration of the services provided by Mr. Sheffield after the Resignation Date and expected to be provided by Mr. Sheffield during the Severance Period and Mr. Sheffield’s other agreements under the Separation Agreement, Mr. Sheffield shall continue to receive from the Company during the Severance Period, a bi-weekly salary in the amount of $11,538.46, less standard legal deductions.  The Company also agreed to continue paying, during the Severance Period, Mr. Sheffield’s bi-weekly automobile allowance of $576.92 and to reimburse, during the Severance Period, Mr. Sheffield for COBRA healthcare coverage.

If, during the Severance Period, Mr. Sheffield commences new employment (“New Employment”), (i) the Company shall cease making all payments to Mr. Sheffield under the Separation Agreement, (ii) Mr. Sheffield’s entitlement to benefits reimbursement shall end, (iii) Mr. Sheffield’s obligations to provide business assistance to the Company shall end and (iv) the Company shall have no further obligation to provide Mr. Sheffield with further payments or benefits of any kind thereafter, even if Mr. Sheffield should again become unemployed.  Notwithstanding the foregoing, should Mr. Sheffield’s New Employment be at a lesser salary than his final, bi-weekly salary at the Company of $11,538.46, the Company shall continue making payments for the remainder of the Severance Period in an amount equal to that difference.

The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No	Description of Exhibit
10.1	Separation Agreement, entered into on July 12, 2013, by and between Medical Action Industries Inc. and John Sheffield

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL ACTION INDUSTRIES INC.

By: /s/ Brian Baker
Brian Baker
Vice President of Finance
and Principal Accounting Officer

Dated:    July 17, 2013

Exhibit Index

10.1	Separation Agreement, entered into on July 12, 2013, by and between Medical Action Industries Inc. and John Sheffield